United States
Securities and Exchange Commission
Washington, D.C. 20549

____________________________________________________

FORM S-4

Registration Statement under the Securities Act of 1933
____________________________________________________

Sungame Corp
(Exact Name of Registrant in its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

7370
(SERVICES-COMPUTER PROGRAMMING, DATA PROCESSING, ETC.)
(Primary Standard Industrial Classification Code Number)

**-**********
(I.R.S. Identification №)

3091 West Tompkins Avenue, Las Vegas, Nevada 89103
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

501 Silverside Road, Suite 105, Wilmington Delaware 19809
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public:
15 April 2011
(Currently held in book entry, resulting(should this be resulting rather than resultant?)t from a business combination)

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer [_]	Accelerated filer [_]
Non-accelerated filer [_] (Do not check if a smaller reporting company)	Smaller reporting company [X]1

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common	177,325,000	N/A (shares are for exchange)	Market price at date of publication: $11.00 (28 June 2011)	$309.252

Preface:
Sungame Corp. is utilizing this S-4 registration in connection with the business combination filed with the Commission on 15 April 2011, pursuant to Rule 145 a) 2), and 3) i and ii) (§230.145, Reclassification of Securities, mergers, consolidations, and acquisitions of assets). Sungame has been timely in it’s(its) periodic filings for the prior twelve months, is NOT a registered investment company, and the aggregate market value of Sungame is in excess of $75m, prior to the dilution of this registration.

The shares contemplated herein, have been issued in book entry format and are currently awaiting the effectiveness of this registration statement, at which point they will be issued physically to their respective points of destination.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

1 Pursuant to §22910 1) i), a smaller reporting company is defined as having a market cap of less than $75m on the most recently completed second fiscal quarter, on an annual basis (ii).  Therefore, SGMZ had a market cap of less than $75 on its most recently completed second quarter and is classified as a smaller reporting company.  Eligibility for the S-4 is based upon the aggregate market capitalization 60 days from the S-4 filing; which is in excess of $75m.

2 Pursuant to §230.457 f) Computation of Fee – securities in exchange for other securities:
The market cap based on a fully issued and outstanding 177,575,014 shares times the current market price of $11.00 per share is $1,953,325,154, which the registrant does not believe is warranted at this moment in time, based upon the weighted average cost of sell in (based upon the current bid price and amount coupled with the currently thin dollar volume. The registrant is utilizing the current market cap for eligibility of the S-4, but believes the actual realizable proceeds are limited by two additional factors, not including the weighted average cost of sell-in. Those two additional factors are: i) the shares being registered are currently in book entry at the transfer agent and not liquid or able to be entered into the public market and thus have not effected the market price; and ii) 165,000,000 of the shares being registered are being held in trust as collateral against the intellectual property provided by Freevi Corp. (the acquired company) as a safeguard the intellectual property actually works and is not, and does not, become encumbered, would vitiate the purpose of the acquisition, with the original holders of Freevi being the remainder beneficiaries. (See 8K field with the Commission 15 April 2011)

As such, the Registrant is paying the registration fees on the fully diluted pro forma share price of $0.015 (177,575,014 / $2,663,625 (market cap excluding the 177,325,000 shares being registered)), times the Commission rate of 0.0001161000.

Upon the distribution of the 165,000,000 to the remainder beneficiaries, the registrant undertakes to file a post-effective amendment to this S-4 registration if a material discrepancy is found to exist regarding the filing fee.

Part I
Information required in the Prospectus

Item 1.      Forepart of Registration Statement and Outside front cover page of prospectus
Please see the 14C filed with the Commission 10 January 2011, and the 8K filed with the Commission on 15 April 2011, both of which are respectively incorporated by reference  herein.

Item 2.      Inside front and outside back cover of prospectus.
Please see the 14C filed with the Commission 10 January 2011, and the 8K filed with the Commission on 15 April 2011, both of which are respectively incorporated by reference  herein.

Item 3.      Risk Factors, Ratio of Earnings to fixed charges and other information
Regulation SX Item 10 provides relief for smaller reporting companies in relation to Ratio of Earnings to Fixed Charges, Risk Factors, and other information contained therein. All off information may be found in the 14C filed with the Commission 10 January 2011, and the 8K filed with the Commission on 15 April 2011, both of which are respectively incorporated by reference  herein.

Item 4.      Terms of the Transaction.
Please see the 14C filed with the Commission 10 January 2011, and the 8K filed, particularly the Plan of merger attached thereto, with the Commission on 15 April 2011, both of which are respectively incorporated by reference  herein.

Item 5.      Pro Forma Financial Information.
Please see Sungame’s most recent 10Q, filed on 13 May 2011, and subsequently amended on 19 May 2011, 3 June 2011, and 9 June 2011.

Item 6.      Material Contacts with the Company being Acquired
Please see the 14C filed with the Commission 10 January 2011, and the 8K filed with the Commission on 15 April 2011, both of which are respectively incorporated by reference  herein.

Item 7.      Additional Information Required for Reoffering by Persons and Parties Deemed to be Underwriters
§230.145 d) 2) i) provides relief for persons deemed underwriters who have not been an affiliate, and in accordance with §230.144 c) current public information, which Sungame is current in; e) Limitation on amount sold, none have been currently sold; f) manner of sale, no securities contemplated by this registration have been sold; g) Brokers’ Transaction, no securities contemplated by the registration have been sold.

Item 8.      Interests of Named Experts and Counsel
Counsel – Marshal Shichtman and Associates, P.C., One Old Country Road, Suite 360, Carle Place, New York 11514 (516) 741-5220. There are no Named Experts.

Item 9.      Disclosure of Commission Position on indemnification for Securities Act Liabilities.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

B. Information about the Registrant

Item 10.    Information with respect to S-3 Registrants
Please see Sungame’s most recent 10Q, filed on 13 May 2011, and subsequently amended on 19 May 2011, 3 June 2011, and 9 June 2011, for all financial information, including pro forma financials, which is incorporated by reference  herein; Please see the 14C filed with the Commission 10 January 2011, and the 8K filed with the Commission on 15 April 2011, both of which are respectively incorporated by reference  herein, for proxy materials and prospectus. There have been no other material changes since the filing of the latest 10Q dated 13 May 2011, as amended.

Item 11.    Incorporation of Certain Information be reference
Please see Sungame’s most recent 10Q, filed on 13 May 2011, and subsequently amended on 19 May 2011, 3 June 2011, and 9 June 2011, for all financial information, including pro forma financials, which is incorporated by reference herein; Please see the 14C filed with the Commission 10 January 2011, and the 8K filed with the Commission on 15 April 2011, both of which are respectively incorporated by reference  herein, for proxy materials and prospectus. Please see Sungame’s initial registration statement, filed 1 May 2009 with the Commission, for a class description, which is also respectfully incorporated by reference herein.

The Public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. The Public may obtain information on the Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers at www.sec.gov. You may also visit out web site at www.sugname.com

Item 12.    Information with respect to S-3 Registrants
Please see Item 10

Item 13.    Incorporation of Certain Information be reference
Please see Item 12

Item 14.    Information with respect to registrants other than S-3 registrants.
Sungame meets the criteria for filing as a S-4 registrant, thus no information is required.

C. Information about the Company Being Acquired.

Item 15.    Information with respect to S-3 Companies
The company being acquired, Freevi Corp., did not meet the requirements of an S-3 registration.

Item 16.    Information with respect to S-3 companies.
Please see Item 15

Item 17.    Information with respect to companies other than S-3 companies.
A brief description of the company being acquired, Freevi Corp., may be found in the 14C filed with the Commission 10 January 2011, and the 8K filed with the Commission on 15 April 2011, both of which are respectively incorporated by reference.

Freevi, the acquired company, did not have a public or trading stock and did not declare dividends.

Financial information for Freevi Corp., the acquired company, including pro forma financial information, can be found in Sungame’s most recent 10Q, filed with the Commission 13 May 2011, as amended, which is hereby incorporated by reference herein.  Freevi Corp., the acquired company, exceeded the 20% threshold for valuation and all financial statements are audited and provided in GAAP format.

Management’s discussion and analysis of Freevi Corp., the acquired company, may be found in the 14C filed with the Commission 10 January 2011, and the 8K filed with the Commission on 15 April 2011, both of which are respectively incorporated by reference herein.

There have been no changes in, and disagreements with accountants on accounting and financial disclosure.

D. Voting and Management Information

Item 18.    Information if Proxies, consents or authorizations are to be solicited
No proxies, consents, or authorizations were solicited.

Item 19.    Information if Proxies, consents or authorizations are not to be solicited or in an exchange offer
All information required under 14C, and 14A incorporated in the 14C, may be found in the 14C filed with the Commission 10 January 2011.

Information not required in the prospectus

Item 20.    Indemnification of Directors and Officers.
Sungame intends to indemnify its Directors and Officers to the fullest extent permitted by the law.

Item 21.    Exhibits and Financial Statements
Please see Sungame’s most recent 10Q, filed on 13 May 2011, and subsequently amended on 19 May 2011, 3 June 2011, and 9 June 2011, for all financial information, including pro forma financials, which is hereby incorporated by reference herein.

Item 22.    Undertakings
Sungame undertakes the following:
i)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145 c), the Issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons deemed underwriters, in addition to the information called for by the other Items of the applicable form;

ii)
The registrant undertakes that every prospectus i) this is filed pursuant pursuant to paragraph h) 1) immediately preceeding, or ii) that purports to meet the requirements of §10 a) 3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415), will be filed as a part of an amendment to the registration statement and wuill (will)not be used until such amendment is effective, and that, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof;

iii)
To respond to requests for information that is incorporated by reference into the prospectus pursunant(pursuant) to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

iv)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, Nevada, on July 6, 2011.

/s/ Neil Chandran
By: Neil Chandran, CEO